Exhibit 99.1

Exicure, Inc. Reports First Quarter 2020 Financial Results and Corporate Progress

CHICAGO and Cambridge, Mass.—May 14, 2020—- Exicure, Inc. (NASDAQ: XCUR), the pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today reported financial results for the quarter ended March 31, 2020 and provided an update on corporate progress.
“Exicure has continued to execute on its core clinical and preclinical objectives for 2020 thanks largely to the ongoing commitment of our team and their families, as well as the patients and caregivers involved in our clinical trials,” said Dr. David Giljohann Exicure’s Chief Executive Officer. “We have continued to advance our preclinical program in Friedreich’s ataxia and have initiated our Phase 2 clinical trial of AST-008, our immuno-oncology drug candidate for Merkel cell carcinoma and cutaneous squamous cell carcinoma. While COVID-19 presents many ongoing uncertainties, we are confident that our financial resources will allow continued pursuit of our strategic objectives,” concluded Dr. Giljohann.

AST-008 Phase 2 clinical trial is open and enrolling patients in the second quarter of 2020

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We have dosed 20 patients and completed enrollment in the Phase 1b stage of our clinical trial. To date, we have not observed any treatment-related serious adverse events or any dose-limiting toxicity.

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In the second quarter of 2020, we will begin enrolling patients in the Phase 2 dose expansion phase of the trial for intratumoral AST-008 in combination with pembrolizumab or cemiplimab, approved checkpoint inhibitors, to treat patients with advanced or metastatic Merkel cell carcinoma or cutaneous squamous cell carcinoma.

•	Currently, seven clinical trial sites are open and we expect to open up to eight additional sites.

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We are continuing to monitor the potential impact that COVID-19 may have on patient enrollment, site initiation, safety of patients and study integrity. We are putting in place a variety of measures to mitigate the effects of COVID-19 and maintain patient safety and trial continuity.

First Quarter Financial Results, Financial Guidance and Recent Developments

Cash Position: Cash, cash equivalents, and short-term investments were $98.8 million as of March 31, 2020 compared to $110.8 million as of December 31, 2019. During the quarter Exicure repaid, pursuant to its terms, the outstanding principal balance of $5.0 million on its loan with Hercules Technology Growth Capital and classified $1.2 million of cash to other noncurrent assets. On January 6, 2020 Exicure received gross proceeds of $3.0 million pursuant to the partial exercise of the underwriters’ option to purchase additional shares. This exercise represents additional proceeds in connection with Exicure’s underwritten public offering of Exicure common stock in December 2019.

Research and Development (R&D) Expenses: Research and development expenses were $6.1 million for the quarter ended March 31, 2020, compared to $3.4 million for the quarter ended March 31, 2019. We have increased full-time staffing in R&D from 19 at March 31, 2019 to 36 at March 31, 2020 and the associated increase in activity has driven our increase in costs. The increase in staffing and associated increases in platform and discovery related costs reflects increased preclinical R&D activities associated with our collaboration with Allergan plc, increased costs related to XCUR-FXN, our Friedreich’s ataxia program, as well as other preclinical discovery work in neurology and ophthalmology.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.6 million for the quarter ended March 31, 2020, compared to $2.2 million for the quarter ended March 31, 2019.

This increase is primarily due to costs related to higher legal and accounting fees, higher D&O insurance expenses and certain other costs associated with being a public company.

Net Income (Loss): Exicure had net income of $1.1 million for the quarter ended March 31, 2020 compared to a net loss of $5.3 million for the quarter ended March 31, 2019, reflecting a difference of $6.4 million. The increase in net income was driven principally by the recognition of $9.2 million of revenue associated with Exicure’s collaboration with Allergan. In November of 2019, Exicure received an upfront payment of $25.0 million from Allergan, which was then deferred, and is now being recognized as revenue as we satisfy our obligations under the terms of the Allergan collaboration agreement. The $9.2 million increase in revenue was offset by the increases in R&D expenses and G&A expenses as discussed above.

Capital Resources Guidance: Exicure believes that, based on its current operating plans and estimates of expenses, as of the date of this press release, its existing cash, cash equivalents and short-term investments will be sufficient to fund our operations into early 2022.

Response to COVID-19: With the global spread of the ongoing COVID-19 pandemic in the first quarter of 2020, we have been closely monitoring developments and have taken active measures to protect the health of our employees and their families, our communities, as well as our clinical trial investigators, patients and caregivers. Under social distancing guidelines for COVID-19, we are operating with less than 50% of our research and development staff on-site at any one time while our general and administrative team has generally been working from home. We are carefully managing laboratory staffing and taking other appropriate managerial actions to maintain progress on our preclinical and collaboration programs. We are also working closely with our third-party manufacturers and other partners to manage our supply chain activities and in our clinical operations we are taking such action as we believe appropriate to maintain patient safety and trial continuity.

Pipeline Updates
Neurology

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In December of 2019, Exicure announced the development of XCUR-FXN, an SNA-based therapeutic candidate for the treatment of Friedreich’s ataxia (FA). FA is driven by triplet repeats in the frataxin gene which compromises the patient’s ability to generate adequate levels of frataxin protein. Exicure believes its SNA technology has the potential to address this genetic challenge and that its therapeutic strategy may lead to increases in the frataxin protein. Exicure plans to design and develop XCUR-FXN with guidance from, and in collaboration with, the Friedreich’s Ataxia Research Alliance (FARA). Preclinical research is ongoing and IND-enabling studies for XCUR-FXN are expected to commence in 2020.

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Exicure is continuing preclinical research on the application of its SNA technology in neurological conditions, building on its early proof-of-concept work with nusinersen and its new therapeutic candidate, XCUR-FXN. Exicure is currently exploring additional neurological conditions, including spinocerebellar ataxia, Batten disease, amyotrophic lateral sclerosis (ALS) and Huntington’s disease.

Immuno-oncology; AST-008

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AST-008 is an investigational SNA consisting of toll-like receptor 9 (TLR9) agonists designed for immuno-oncology applications. Exicure has now dosed 20 patients and completed enrollment in the Phase 1b stage of the Phase 1b/2 clinical trial. To date, Exicure has not observed any treatment related serious adverse events or any dose-limiting toxicity.

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In the second quarter of 2020, we intend to enroll patients in a Phase 2 dose expansion phase of its Phase 1b/2 study for intratumoral AST-008 in combination with pembrolizumab or cemiplimab to treat two cohorts of patients with advanced or metastatic Merkel cell carcinoma or cutaneous squamous cell carcinoma. Each cohort is expected to enroll up to 29 patients.

Collaborations
Exicure entered into a collaboration, option and license agreement with Allergan plc in late 2019 and is now actively engaged in preclinical research and discovery in two clinical programs related to the treatment of hair loss disorders. Under the terms of the collaboration, Exicure received a $25.0 million upfront payment and is eligible to receive up to $725 million in potential milestones. In early 2019, Exicure also entered into a collaboration agreement with Dermelix Biotherapeutics under which Dermelix has the option to develop a targeted therapy for the treatment of Netherton Syndrome (NS).
About FARA
The Friedreich's Ataxia Research Alliance (FARA) is a 501(c)(3), non-profit, charitable organization dedicated to accelerating research leading to treatments and a cure for Friedreich's ataxia. www.CureFA.org.
About Exicure, Inc.
Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for neurology, immuno-oncology, inflammatory diseases and other genetic disorders based on our proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes that its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure is in preclinical development of XCUR-FXN an SNA-based therapeutic candidate, for the treatment of Friedreich’s ataxia (FA). Exicure's drug candidate AST-008 is in a Phase 1b/2 trial in patients with advanced solid tumors. Exicure is based outside of Chicago, IL and in Cambridge, MA.
For more information, visit Exicure’s website at www.exicuretx.com.
Exicure Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking including, but not limited to, statements regarding the anticipated and potential impact of the COVID-19 pandemic on the company’s business and operations, including the conduct of its ongoing Phase 1b/2 clinical trial for AST-008; the company’s plans, initiatives and expectations in light of and in response to the COVID-19 pandemic and its impacts on global healthcare systems and business; the company’s expectations regarding its ability to adapt its business to the evolving COVID-19 pandemic, mitigate its impacts on the business and maintain business continuity; its plans for development of AST-008, including its Phase 1b/2 clinical trial and the timing of such clinical development including its expectation that it will start dosing patients in the Phase 2 stage of its Phase 1b/2 clinical trial in the second quarter of 2020; the initiation, timing and results of its other preclinical studies and clinical trials, including XCUR-FXN; the potential of the company’s SNA technology to address the genetic challenges posed by Friedreich’s ataxia and other neurological conditions; the potential of the company’s collaborations and R&D efforts; and the company’s anticipated cash runway. The forward-looking statements in this press release speak only as of the date of this press release, and the company undertakes no obligation to update these forward-looking statements. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risks that the COVID-19 pandemic may disrupt the company’s business and/or the global healthcare system more severely than anticipated, which may have the effect of impacting or delaying the Phase 2 stage of the company’s ongoing Phase 1b/2 clinical trial; unexpected costs, charges or expenses that reduce the company’s capital resources; the company’s preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; and the ability of the company to protect its intellectual property rights. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the company undertakes no duty to update this information, except as required by law. In addition, the COVID-19 pandemic and the associated containment efforts have had a serious adverse impact on the economy, the severity and duration of which are uncertain. Government stabilization efforts will only partially mitigate the consequences. The extent and duration of the impact on the company’s business and operations is highly uncertain, and that impact includes effects on its clinical trial operations and supply chain. Factors that will influence the impact on the company’s business and operations include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. The COVID-19 pandemic could have a material adverse impact on the company’s business, operations and financial results for an extended period of time.

Media Contact: MacDougall Karen Sharma 781-235-3060 ksharma@macbiocom.com

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$24,577	$48,460
Short-term investments	74,223	62,326
Accounts receivable	27	16
Unbilled revenue receivable	11	19
Prepaid expenses and other assets	2,906	1,955
Total current assets	101,744	112,776
Property and equipment, net	2,298	2,099
Other noncurrent assets	1,487	388
Total assets	$105,529	$115,263
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$4,965
Accounts payable	3,392	1,814
Accrued expenses and other current liabilities	1,268	2,435
Current portion of deferred revenue	15,713	21,873
Total current liabilities	20,373	31,087
Common stock warrant liability	42	414
Deferred revenue non-current	—	2,956
Other noncurrent liabilities	—	59
Total liabilities	$20,415	$34,516

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 87,150,447 issued and outstanding, March 31, 2020; 86,069,263 issued and outstanding, December 31, 2019	9	9
Additional paid-in capital	165,269	162,062
Accumulated other comprehensive loss	(17)	(27)
Accumulated deficit	(80,147)	(81,297)
Total stockholders' equity	85,114	80,747
Total liabilities and stockholders’ equity	$105,529	$115,263

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended, March 31,
	2020	2019
Revenue:
Collaboration revenue	$9,183	$25
Total revenue	9,183	25
Operating expenses:
Research and development expense	6,075	3,395
General and administrative expense	2,574	2,208
Total operating expenses	8,649	5,603
Operating income (loss)	534	(5,578)
Other income (expense), net:
Dividend income	39	105
Interest income	360	1
Interest expense	(128)	(183)
Other income (expense), net	345	369
Total other income (expense), net	616	292
Net income (loss)	$1,150	$(5,286)

Basic earnings (loss) per common share	$0.01	$(0.12)
Diluted earnings (loss) per common share	$0.01	$(0.12)

Weighted-average basic common shares outstanding	87,079,160	44,358,000
Weighted-average diluted common shares outstanding	88,244,632	44,358,000